EXHIBIT 99.1

XILINX EXECUTIVE VICE PRESIDENT RICH SEVCIK RETIRES

SAN JOSE, Calif., April 17, 2006 – Xilinx, Inc. (NASDAQ: XLNX) today announced that Rich Sevcik, 58, is retiring on May 15 as executive vice president and member of the board of directors, after nearly a decade with the company. Wim Roelandts, Xilinx chairman, president and CEO, will assume responsibility for the programmable digital systems group, which includes the divisions responsible for development and delivery of Virtex TM and Spartan TM FPGAs, Cool RunnerII TM CPLDs, and ISE TM software tools.

Sevcik has been instrumental in fueling the company’s growth from a $500M company in 1997 to nearly $1.6B in calendar year 2005, and establishing its position as the world’s leading programmable solutions supplier, with 57 percent market segment share for field programmable logic devices (FPGAs). Sevcik has also played an integral role in the company’s success with dual-foundry partners UMC and Toshiba, which resulted in delivery of the world’s first 90nm FPGA in 2003 and demonstration of the world’s first 65nm generation Virtex FPGAs at the Globalpress Summit 2006 (Monterey, Calif.).

“It has been my honor to know Rich as both a colleague and friend for more than 20 years, spanning our careers at both Xilinx and Hewlett-Packard,” said Roelandts. “Rich has made a tremendous and enduring impact on Xilinx from his early days to today. His boundless energy will sorely be missed – and I have no doubt that his imprint upon the company will have a lasting impact on the success of Xilinx in the years to come.”

Sevcik’s inspired leadership has led to key hardware and software technology innovations through multiple product generations, including the invention of the world’s first system-level platform FPGA with dual IBM PowerPC TM embedded processors, multi-gigabit serial transceivers (Virtex-II Pro, Virtex-4), and hundreds of integrated DSP blocks; the introduction of the world’s broadest and lowest cost 90nm FPGA products (Spartan-3 generation) with Microblaze TM embedded processing; and the industry’s most complete FPGA software tools suite with 300,000 registered customers worldwide (ISE).

“It’s been a privilege to work alongside the industry’s best and brightest engineering and executive management talent at Xilinx – and to play a supporting role in the evolution of the FPGA to a true system-level platform that is increasingly at the heart of today’s electronic systems,” added Sevcik. “I’m confident that the Xilinx team will continue to create innovative software and hardware FPGA products, with utmost attention to satisfying today’s customer needs – and to anticipating their future requirements, as the FPGA continues its march toward ubiquity in the electronics industry.”

Sevcik joined Xilinx in 1997 from Hewlett-Packard, where he has served as Vice President and group general manager of HP’s Systems Technology Group. He received his Bachelor’s degree in Engineering Physics from the University of Illinois and his Master’s degree in Solid State Physics from Northwestern University.

About Xilinx
Xilinx is the worldwide leader in complete programmable logic solutions. For more information, visit www.xilinx.com.

# 0652

Editorial contact:

Lisa Washington

Xilinx Inc

(408) 626-6272

lisa.washington@xilinx.com